2023 ANNUAL MEETING AND PROXY STATEMENT

goosehead INSURANCE

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GOOSEHEAD INSURANCE, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders,

Thank you for your continued support and investment in Goosehead. I would like to thank our amazing employees and franchisees for their diligence and enthusiasm as we continue to deliver strong results.

2022 was a year of substantial change that we believe was critical for sustaining future high levels of profitable growth as we become a much larger organization. We took decisive steps to deliver a stronger and more profitable operation, including: (1) upgrading our management team across the organization; (2) improving the quality of our recruiting process while managing out unprofitable agents and rationalizing our franchise system by removing underperforming franchises and reallocating resources towards high performing franchises in the scaling phase of their business; (3) implementing a program to successfully migrate select corporate agents to the franchise network; and (4) improving franchise launch times and productivity of our new franchises. As a result, we overcame housing market headwinds to realize 42% total written premium growth (which is the best indicator of future revenue growth) to $2.2 billion in 2022.

We also continue to strengthen our service function by focusing on, setting and achieving, strong KPI’s in service delivery to support and enhance the most profitable piece of our business: our growing renewal book. To help protect renewal revenue we increased our active service agents by 50%, achieving a substantial reduction in our call wait times and sustaining our NPS of 90.

While we increased profitability in 2022, we also increased our investment in technology reflecting our commitment to becoming a world class technology company. These resources were allocated toward expanding the capacity of our Digital Agent and delivering on our potential for quote-to-issue production, developing new distribution channels through partnerships and improving digital marketing efforts for effective cross selling and increased referral business.

Insurance is a necessary product for most Americans and our opportunity to gain increasing market share is enormous. We are uniquely positioned as a fast-growing disruptor with strong and growing profitability and cash generation with limited balance sheet risk. We do not see a peer in the market that matches our abilities, and we believe our competitive moat will only continue to expand as we build more scale and capabilities to our choice product platform, expert agents and industry leading technology.

We look forward to another great year focused on investing in and expanding our core business to strengthen our competitive position on our way to becoming the number one distributor of personal lines P&C insurance in the country during my lifetime.

Thank you for your continued confidence and investment in Goosehead. We are building one of the great American business success stories, and we are proud to be your partners.

Sincerely,

/s/ Mark E. Jones
Mark E. Jones
Chairman and Chief Executive Officer

GOOSEHEAD INSURANCE, INC.
1500 Solana Blvd, Building 4, Suite 4500
Westlake, Texas 76262

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2023

Dear Shareholder:

We invite you to attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Goosehead Insurance, Inc. (referred to herein as the “Company”, “we” or “our”), which will be held on May 1, 2023, at 9:00 a.m. local time, at the Company’s offices located at 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas. At the meeting, we will:

1.elect two Class II Directors to hold office until the 2026 annual meeting of shareholders and until their successors are duly elected and qualified;

2.ratify the selection, by the Audit Committee of our Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023;

3.approve, on a non-binding and advisory basis, the compensation of our named executive officers; and

4.transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in our enclosed Proxy Statement. Only shareholders who owned our common stock at the close of business on March 7, 2023 (the “Record Date”) can vote at this meeting or any adjournments that take place.

We have elected to use the Internet as our primary means of providing our proxy materials to shareholders. Consequently, shareholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or before March 22, 2023 to our shareholders of record as of the close of business on the Record Date. We are also providing access to our proxy materials over the Internet beginning on or about March 22, 2023. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice contains instructions for accessing the proxy materials, including this Proxy Statement and our annual report, and provides information on how shareholders may obtain paper copies free of charge. The Notice also provides the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation from our Board of Directors with regard to each matter; and information on how to attend the meeting and vote online.

Whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares by Internet, telephone or mail ahead of the meeting date. For specific instructions on how to vote your shares, please see the section entitled "Questions and Answers about this Proxy Material and Voting" below.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the enclosed Proxy Statement, FOR the ratification of the selection, by the Audit Committee of our Board of Directors, of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the enclosed Proxy Statement, and FOR the approval of the compensation of our named executive officers as described in Proposal No. 3 of the enclosed Proxy Statement, on a non-binding and advisory basis.

By Order of the Board of Directors

/s/ P. Ryan Langston_________________
P. Ryan Langston
Corporate Secretary and Chief Legal Officer
Westlake, Texas
March 22, 2023

Table of Contents

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 1, 2023	1
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	3
PROPOSAL NO. 1 ELECTION OF DIRECTORS	9
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
Audit and Non-Audit Services	13
Audit Committee Pre-Approval Policies and Procedures	13
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	15
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	16
Board Structure	16
Board Oversight	16
ESG: Environmental, Social and Governance Oversight	16
Code of Business Conduct and Ethics	17
Board Committees	18
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance	20
Shareholder Communications with the Board of Directors	20
Compensation Committee Interlocks and Insider Participation	20
Director and Officer Indemnification Agreements	20
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	22
EXECUTIVE OFFICERS	23
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
REPORT OF COMPENSATION COMMITTEE	29
2022 Summary Compensation Table	30
2022 Grants of Plan-Based Awards	31
Outstanding Equity Awards at 2022 Fiscal Year-End	31
2022 Option Exercises and Stock Vested	32
Employment Agreements with NEOs	32
Pension Benefits and Nonqualified Deferred Compensation	32
Termination and Change In Control Benefits	32
Pay versus Performance	32
DIRECTOR COMPENSATION	36
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	37
Amended and Restated Goosehead Financial, LLC Agreement	37
Tax Receivable Agreement	39
Registration Rights Agreement	41
Stockholders Agreement	41
Family and Corporate Relationships	42
Policies and Procedures for Related Person Transactions	42
INFORMATION ABOUT STOCK OWNERSHIP	44
Security Ownership of Certain Beneficial Owners and Management	44
Delinquent Section 16(a) Reports	46
ADDITIONAL INFORMATION	47
Householding of Proxy Materials	47
Other Matters	47
Annual Reports	47

GOOSEHEAD INSURANCE, INC.
1500 Solana Boulevard, Building 4, Suite 4500
Westlake, Texas 76262

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2023

The Board of Directors of Goosehead Insurance, Inc. is soliciting your proxy to vote at our 2023 Annual Meeting of Shareholders to be held on May 1, 2023, at 9:00 a.m. local time, at the Company’s offices located at 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262, and any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of March 22, 2023. As used in this Proxy Statement, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “Goosehead,” “we,” “us” and “our” refer to Goosehead Insurance, Inc., a Delaware corporation.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders of record as of March 7, 2023 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Materials, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability of Materials and on the website referred to in the Notice of Internet Availability of Materials, including an option to request paper copies on an ongoing basis. We are making this Proxy Statement available on the Internet on or about March 22, 2023, and are mailing the Notice of Internet Availability of Materials to all shareholders entitled to vote at the Annual Meeting on or about March 22, 2023. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those shareholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of request.

The Company has two classes of voting securities: Class A common stock, $0.01 par value per share (“Class A common stock”), and Class B common stock, $0.01 par value per share (“Class B common stock,” and, collectively, the “common stock”). The common stock entitles their holders to one vote per share on all matters submitted to a vote of the Company’s shareholders. In other words, both classes of our common stock have equal voting power. As of the Record Date, there were 37,517,979 shares of common stock outstanding consisting of 23,370,841 shares of

Class A common stock and 14,147,138 shares of Class B common stock. We need the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report on Form 10-K, which contains financial statements for the 2022 fiscal year (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Shareholders who receive the Notice of Internet Availability of Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https://ir.gooseheadinsurance.com/ and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Please note that the information on our website and the SEC’s website is not part of this Proxy Statement. You also may obtain a copy of Goosehead’s Annual Report, without charge, by writing to our Investor Relations department at ir@goosehead.com.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date there were 37,517,979 shares of common stock issued and outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may: vote in person at the Annual Meeting; vote by proxy on the Internet or by telephone; or vote by returning a proxy card, if you request and receive one. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability of Materials, by telephone as instructed on the website referred to on the Notice of Internet Availability of Materials, or (if you request and receive a proxy card by mail or e-mail) by signing, dating and returning the proxy card sent to you or by following the instructions on such proxy card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

What am I being asked to vote on?
You are being asked to vote on three proposals:
•Proposal No. 1: the election of two Class II Directors to hold office until the 2026 annual meeting of shareholders and until their successors are duly elected and qualified.
•Proposal No. 2: the ratification of the selection, by the Audit Committee of our Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023.
•Proposal No. 3: a non-binding and advisory resolution approving the compensation of our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the Board of Directors recommend I vote on the Proposals?
The Board of Directors recommends that you vote:
•FOR each of the director nominees;
•FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm; and
•FOR the approval of the compensation of our named executive officers, on a non-binding and advisory basis.

How do I vote?
•For Proposal No. 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the Board of Directors.
•For Proposal No. 2 and Proposal No. 3, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.
Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner, are as follows:

Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may vote in any of the following manners:
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the proxy card that you request and receive by mail or e-mail. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
•To vote by telephone, call the toll-free number found on the proxy card you request and receive by mail or e-mail, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.
•To vote by mail, complete, sign and date the proxy card you request and receive by mail or e-mail and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Time on April 30, 2023. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow the instructions to submit your vote by the Internet or telephone, if those instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?
Votes will be tabulated by an Inspector of Election, which will be a Goosehead representative. If you are a shareholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, the Inspector of Election will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or e-mail and choose to sign and mail your proxy card, your executed proxy card is returned directly to the Inspector of Election for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to the Inspector of Election on behalf of all its clients.

How are votes counted?
Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposal No. 2 and Proposal No. 3, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are ‘broker non-votes’?” and “Which ballot measures are considered ‘routine’ and ‘non-routine’?”

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?
Proposal No. 2, the ratification of the selection, by the Audit Committee of our Board of Directors, of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023 is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. Proposal No. 1, the election of directors and Proposal No. 3, the non-binding and advisory resolution approving the compensation of our named executive officers, are each considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 or Proposal No. 3.

How many votes are needed to approve the proposal?
With respect to Proposal No. 1, directors will be elected by a plurality of the votes cast at the Annual Meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

With respect to Proposal No. 2, the affirmative vote of the majority in voting power of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal No. 2.

With respect to Proposal No. 3, the affirmative vote of the majority in voting power of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes will not be treated as cast “Against” Proposal No. 3.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card, but do not make specific choices?
If we receive a signed and dated Proxy Card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, “For” the ratification of the selection, by the Audit Committee of our Board of Directors, of Deloitte & Touche LLP as our independent registered public accounting firm, and "For" the approval of the advisory resolution for the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail or on the Internet, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?
If you receive more than one Notice of Internet Availability of Materials or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or proxy card you receive via mail or e-mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you request and receive.

Can I change my vote after submitting my proxy vote?
Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:
•You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.
•You may send a written notice that you are revoking your proxy to Goosehead’s Corporate Secretary at 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262.
•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are shareholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 21, 2023, to Goosehead’s Corporate Secretary at 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to our advance notice bylaws, you must do so between January 2, 2024 and February 1, 2024; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 1, 2024, you must give notice no earlier than 120 days before the annual meeting or no later than the later of the 90th day prior to the annual meeting date and the 10th day following the day on which public disclosure of the annual meeting date is first made. In addition to complying with the advance notice provisions of our bylaws, to nominate a director you must give timely notice that complies with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and which must be received no later than March 2, 2024. Any shareholder proposal presented outside the times listed herein or otherwise not following the process stated herein shall be deemed untimely. You are also advised to review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 37,517,979 shares of common stock outstanding and entitled to vote. Accordingly, at least 18,758,990 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even if that proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Directions to Annual Meeting
Our Annual Meeting will be held at our headquarters located at 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our certificate of incorporation provides that our Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Directors shall be nominated for re-election for staggered three-year terms according to classification and will be removable only for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting of shareholders following election.

On or about June 10, 2021, the Board of Directors designated Mark K. Miller and James Reid as Class I Directors; Robyn Jones and Thomas McConnon as Class II Directors; and Mark E. Jones, Waded Cruzado and Peter Lane as Class III Directors. The Class I Directors were elected at the 2022 annual meeting of shareholder to serve until the 2025 annual meeting of shareholders, the Class II Directors were appointed to serve until the Annual Meeting, and the Class III Directors were appointed to serve until the 2024 annual meeting of shareholders.

Any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of 75% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. And, for so long as certain historical members of Goosehead Financial, LLC, including Mark E. Jones, our Chairman and Chief Executive Officer (the “Pre-IPO LLC Members”) beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock (the “Substantial Ownership Requirement”), the Pre-IPO LLC Members are able to designate a majority of the nominees for election to our Board of Directors, including the nominee for election to serve as Chairman of our Board of Directors. The Pre-IPO LLC Members have not utilized this right of nomination in connection with the Annual Meeting.

Our Board of Directors currently consists of Mark K. Miller and James Reid as Class I Directors, Robyn Jones and Thomas McConnon as Class II Directors, and Mark E. Jones, Waded Cruzado and Peter Lane as Class III Directors. The Class II Directors’ term expires at the Annual Meeting and therefore the Board of Directors is recommending the election of Class II Directors Robyn Jones and Thomas McConnon for a term ending at the annual meeting of shareholders to be held in 2026.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Class II Director nominees at the Annual Meeting. If any nominee should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares cast at the meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

The following table sets forth information with respect to each director’s position and office held with the Company and each director’s age as of March 22, 2023:

Name	Age	Position/Office Held with the Company	Director Since
Mark E. Jones(1)	61	Chairman, Director and Chief Executive Officer	2018
Robyn Jones(2)	60	Vice Chairman, Director	2018
Mark K. Miller(3)	57	President and Chief Operating Officer, Director	2018
Peter Lane(1)(4)(5)(6)	58	Director	2018
James Reid(3)(4)(5)(6)	60	Director	2018
Thomas McConnon(2)(4)	48	Director	2022
Waded Cruzado(1)(5)(6)	63	Director	2022

(1) Member of Class III of the Board of Directors to serve until the 2024 annual meeting of shareholders.
(2) Member of Class II of the Board of Directors nominated for election at the Annual Meeting to serve until the 2026 annual meeting of shareholders.
(3) Member of Class I of the Board of Directors to serve until the 2025 annual meeting of shareholders.
(4) Member of the Audit Committee.
(5) Member of the Compensation Committee.
(6) Member of Nominating and Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board of Directors to conclude that they should serve as directors and, with respect to Class II Directors, that they should be elected at the Annual Meeting.

Mark E. Jones has served as Chief Executive Officer since co-founding the Company in 2003 and Chairman of the Board since the Board was established. Mr. Jones has led the strategic development and execution of all aspects of our business since inception. Prior to leading Goosehead, he worked at the global consulting firm Bain & Company from 1991 to 2004, most recently as a senior partner and director. At Bain, Mr. Jones consulted with CEOs and senior executives across a wide range of industries—including the insurance industry—primarily focused on growth strategies, mergers and acquisitions, and profit improvement programs. In addition to his client responsibilities, he served as Bain’s Global Head of Recruiting for several years. He began his professional career at Ernst & Young in Calgary, Canada from 1985 to 1989. He earned a Bachelor of Commerce degree from the University of Alberta and an MBA from Harvard Business School. Mr. Jones was selected to our Board of Directors because of his role as a co-founder of the Company, the Jones family’s position as our largest shareholder, and because of his expertise in strategy development and execution, leadership, and finance.

Robyn Jones is the co-founder of Goosehead and has served as a Director and Vice Chairman of the Board since March 2018. Ms. Jones managed our physical facilities, was actively involved in our recruiting program and led our Women’s Professional Development Program through 2020. She was selected to our Board of Directors because of her role in founding the Company, the Jones family’s position as our largest shareholder and her unique role in establishing and fostering our company culture. She is also the grandmother of the Company’s namesake, Lucy “Goosehead” Langston.

Mark K. Miller was appointed as President and Chief Operating Officer of the Company in May 2022, and has served as a member of our Board of Directors since March 2018. Prior to joining Goosehead, Mr. Miller has worked for some of the largest private equity firms in the world helping drive large scale financial and operational transformations and served as the Chief Financial Officer of Pluralsight, Inc. (a Vista Equity Partners company) from June 2021 until appointed President and Chief Operating Officer of the Company in May 2022. Prior to Pluralsight, Mr. Miller was the chief financial officer for three other Vista Equity Partners portfolio companies: Finastra (London, UK); Marketo (San Mateo, CA), and Active Network (Dallas, TX). At Finastra, Mr. Miller led the company’s Finance, Accounting and Tax departments, as well as the company’s procurement and facilities functions from June 2018 to June 2019. Prior to Finastra, Mr. Miller was the chief financial officer of Marketo. He joined Marketo in April 2017 after the company was taken private by Vista Equity Partners. Mr. Miller resigned from Marketo in April 2019 after successfully selling the company to Adobe for $4.75 billion in October 2018. Prior to Marketo, Mr. Miller was the CFO of Active Network from 2014 to 2016 and the chief financial officer of L.H.P. Hospital Group from 2013 to 2014. Mr. Miller spent 18 years with Sabre Holdings where he held multiple operating and finance positions and was instrumental in the company’s IPO and its subsequent $5 billion privatization transaction. He was Sabre’s chief financial officer from 2010 to 2013. Early in his career, Mr. Miller worked for Ernst and Young, LTV Corporation, and Hertz Corporation. Mr. Miller has an Accounting degree from Texas Tech University and an MBA in Finance from Rice University. He is a licensed Certified Public Accountant in the state of Texas. Mr. Miller was selected to our Board of Directors because he brings extensive experience in business operations, finance and accounting.

Peter Lane has served as a member of our Board of Directors since March 2018. Mr. Lane previously served as Chief Executive Officer of Axip Energy Services LP, formerly known as Valerus, an oilfield services company headquartered in Houston, Texas, from 2010 to 2016. Prior to joining Axip, Mr. Lane was an Operating Partner with TPG Global, LLC from 2009 to 2011. Before TPG, Mr. Lane spent 12 years at Bain & Company, where he led the Dallas and Mexico City offices as well as the oil and gas practice. He became a Partner at Bain in 2003. Mr. Lane has served on the boards of Taylor Morrison Homes since 2012, The Bayou Companies since 2018 (where he is Executive Chairman) and has been a senior advisor to Altamont Capital Partners since 2017. Mr. Lane holds a BS in physics from the University of Birmingham in the United Kingdom and an MBA from the Wharton School. Mr. Lane was selected to our Board of Directors because of his extensive experience in business operations, finance and corporate governance.

James Reid has served as a member of our Board of Directors since March 2018. Mr. Reid was named president and CEO of Higginbotham in 1989 at the age of 27. At that time, he implemented the firm’s defining “single source” service model whereby customers can obtain all their insurance and financial services under one roof. He also had the foresight to establish Higginbotham’s employee ownership structure, aligning all employees’ interests in the success of the firm. Under Mr. Reid’s leadership, Higginbotham has grown to become the nation’s 20th largest independent insurance brokerage firm and Texas’s largest—one with full property/casualty and financial service capabilities through offices across the southern U.S. Mr. Reid holds a BS in Business Administration/Insurance from the University of North Texas and he is a Certified Insurance Counselor. Mr. Reid was selected to our Board of Directors because of his extensive experience in business operations and in the insurance industry.

Thomas McConnon has served as a member of our Board of Directors since February 2022. Mr. McConnon is Managing Director – Head of Public Equities and Chief Economist at Wildcat Capital Management, LLC. At Wildcat, which he joined in October 2018, Mr. McConnon leads the firm’s public equities investment team. Before Wildcat, Mr. McConnon was a founding Investment Partner at Indaba Capital Management, from 2010 to 2018. Prior to

Indaba, Mr. McConnon was a Principal at TPG Capital from 2004 to 2010, where he focused on large-scale private equity investing and sat on the boards of Sabre Holdings and Creative Artists Agency (CAA), and was an advisor to the board of Mammoth Mountain Ski Area. Before that, Mr. McConnon worked at Bain Capital and The Boston Consulting Group (BCG). Mr. McConnon holds an AB magna cum laude from Harvard University and an MBA from Stanford University where he was an Arjay Miller Scholar. Mr. McConnon was selected to our Board of Directors because he brings extensive experience in finance, business operations and accounting.

Waded Cruzado has served as a member of our Board of Directors since February 2022. Ms. Cruzado has served as President of Montana State University since 2010, during which Montana State University set new student enrollment records and became the fastest growing and the largest university in the state. President Cruzado was honored as the 2011 Michael P. Malone Educator of the Year from the Montana Ambassadors for demonstrating outstanding accomplishment, excellence, and leadership in the field of education. In 2012, President Barack Obama appointed President Cruzado to the Board for International Food and Agricultural Development. She was reappointed in 2017 and served on the board until 2020. In 2013, President Cruzado began serving on Montana’s Gov. Steve Bullock’s Equal Pay for Equal Work Task Force. Ms. Cruzado currently serves on several educational boards and was a former member of the Board of Directors of PayneWest Insurance before it was acquired by Marsh & McLennan Agency in April 2021. Ms. Cruzado holds a bachelor’s degree from the University of Puerto Rico and masters and doctoral degrees from the University of Texas at Arlington. Ms. Cruzado was selected to our Board of Directors because of her extensive board experience and for her extensive experience in leadership and strategy.

Board Diversity Matrix
The table below provides certain highlights of the composition of our Board of Directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (As of March 22, 2023)
Total Number of Directors	7
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	5	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	1	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

The Board of Directors unanimously recommends that you vote FOR the election of Robyn Jones and Thomas McConnon as Class II Directors for a term ending at the annual meeting of shareholders to be held in 2026.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023, and is seeking ratification of this selection by our shareholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended December 31, 2017. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our shareholders.

Audit and Non-Audit Services
The following table provides information regarding the fees incurred to Deloitte & Touche LLP during the years ended December 31, 2022 and 2021. All fees described below were approved by the Audit Committee.

	Year Ended December 31
	2022	2021
Audit Fees(1)	$1,235,731	$1,092,496
Audit Related Fees(2)	2,000	—
Tax Fees(3)	—	21,000
All Other Fees(4)	—	—
Total Fees	$1,237,731	$1,113,496
(1) Audit Fees of Deloitte & Touche LLP for 2022 and 2021 were for professional services associated with the annual audit of our consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements and the issuance of consents.
(2) Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” No such services were incurred in 2021.
(3) Tax Fees consist of fees for tax compliance, tax advice and tax planning. No such services were incurred in 2022.
(4)All Other Fees include any fees billed that are not audit, audit-related or tax fees. No such services were incurred in 2022 or 2021.

Audit Committee Pre-Approval Policies and Procedures
Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit Committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The Audit Committee pre-approved all audit, audit-related, tax and other services provided by Deloitte & Touche LLP for the fiscal years 2022 and 2021 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

The Board of Directors unanimously recommends that you vote FOR this Proposal No. 2

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Goosehead Insurance, Inc. (“Goosehead”) under the Securities Act of 1933, as amended, or the Exchange Act.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of Goosehead’s Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Goosehead’s investor relations website at https://ir.gooseheadinsurance.com/governance/documents-and-charters. Management has the primary responsibility for Goosehead’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Goosehead’s audited financial statements as of and for the year ended December 31, 2022.

The Audit Committee has discussed with Deloitte & Touche LLP, Goosehead’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee discussed Deloitte & Touche LLP’s independence with their representative and has received the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB (regarding communications with the Audit Committee concerning independence) from Deloitte & Touche LLP. Finally, the Audit Committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP’s audit of Goosehead’s financial statements.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Goosehead’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 that were filed with the SEC. The Audit Committee also has selected Deloitte & Touche LLP as Goosehead’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and is seeking ratification of this selection by the shareholders.

Audit Committee
Thomas McConnon, Chairman
Peter Lane
James Reid

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board Structure
Our Board of Directors consists of seven directors. Our Board of Directors has determined that each of Peter Lane, James Reid, Thomas McConnon and Waded Cruzado qualify as independent directors under the applicable corporate governance standards of the Nasdaq Global Select Market and requirements of the SEC.

In accordance with our certificate of incorporation and bylaws, the number of directors on our Board of Directors will be determined from time to time by the Board of Directors but shall not be less than three persons nor more than eleven persons. Our Board of Directors will consist of a majority of independent directors within the meaning of the applicable rules of the SEC and Nasdaq.

Our independent directors appointed Peter Lane to serve as a “lead independent director,” whose responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by shareholders, ensuring that he is available, when appropriate, for consultation and direct communication.

Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the remaining directors.

Subject to obtaining any required shareholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our shareholders to exercise veto power over any such removal. Our Board of Directors has been divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Goosehead believes that our classified board structure is necessary to promote the continuity and stability of governance needed to sustain our growth orientation and objectives and to support management’s focus on longer-term strategies.

Board Oversight
To support our Board of Directors in providing oversight of the various risks facing the Company, the Board of Directors is provided quarterly updates and briefings from management regarding various risks facing the Company, including matters related to whistleblower protections and material litigation and investigations. The Board of Directors also receives cybersecurity and data privacy reports regularly to address data security initiatives and developments and related risks. Management also provides the Board of Directors with periodic reports related to our Environmental, Social and Governance (ESG) strategies and initiatives. Responsibility for ESG matters was assumed by our Nominating and Governance Committee in February 2022 by amendment of our Nominating and Governance Committee Charter. The Board of Directors devotes time and attention to these and other related risks and strategies and regularly provides feedback to management in connection with their oversight function.

ESG: Environment, Social and Governance Oversight
Management and our Board of Directors recognize that ESG risks are evolving and require regular oversight and strategic commitment, and are aligned with the Sustainability Accounting Standards Board’s (SASB) standard for professional commercial services which identify data security, workforce diversity and engagement, and professional integrity as the ESG risks most material to our business. In February 2023, the Board amended its Nominating and Governance Charter to delegate responsibility for oversight of the Company’s ESG strategy and initiatives to the Nominating and Governance Committee.

Cybersecurity and Data Security
Protecting the security of client and consumer information is a priority for Goosehead. Management addresses cybersecurity and data security with the Board of Directors quarterly and uses a variety of data security procedures and techniques to protect our clients’ information. In light of the heightened cybersecurity and data security threats faced by the insurance industry generally, the Nominating and Governance Committee maintains direct oversight of our cybersecurity and data security risks and approach. Our cybersecurity program and incident response protocols consist of continuous security monitoring, annual penetration testing, information security training and management table-top exercises, multifactor authentication for access to information systems, and monthly management cybersecurity meetings with quarterly briefings from our independent security operation center.

Workforce Diversity and Engagement
More than half of our employees and managers are women and as at December 31, 2022, approximately 48% of our workforce identifies as racially diverse. Our diverse and inclusive culture results from our operating principles of meritocracy and servant leadership, which in turn guide employee development and advancement and our recruitment strategy. Our Equal Opportunity Policy and Anti-Harassment Policy are strictly enforced, and we utilize a third-party solutions team to encourage and facilitate independent and timely reporting and investigation of policy violations.

Professional Integrity
Our Whistleblower Policy was adopted by the Audit Committee and is managed by our legal department, and we regularly communicate our Code of Business Conduct and Ethics Policy and Insider Trading Policy to all our employees. The Disclosure Committee conducts quarterly reviews of all financial metrics, public disclosures, significant and nonrecurring transactions, related party transactions, active and pending litigation, and subsequent events and is subject to Nominating and Governance Committee and Audit Committee oversight. Internal audit testing is performed regularly to evaluate key controls and to communicate deficiencies to management and the Audit Committee.

For more information on our ESG initiatives, please see our 2023 ESG Report which was approved by our Nominating and Governance Committee and available on our website at https://www.goosehead.com/esg-report. The information in our ESG Report is not incorporated by reference into, and does not form part of, this proxy statement.

Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics Policy applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full text of our Code of Business Conduct and Ethics Policy is available on our website at https://ir.gooseheadinsurance.com/governance/documents-and-charters. Any waiver of the code for directors or executive officers may be made only by our Board of Directors, or a board committee to which the Board of Directors has delegated that authority, and will be promptly disclosed to our shareholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Global Select Market. Amendments to the code must be approved by our Board of Directors and will be promptly disclosed (other than technical, administrative or non-substantive changes) to shareholders. Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Board Committees
As of the date of this Proxy Statement, our Board of Directors consists of three fully independent standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following is a brief description of our committees.

Audit committee
Our Audit Committee consists of Thomas McConnon, Peter Lane and James Reid. Mr. McConnon is the chairman of our Audit Committee. The Board of Directors has determined that Thomas McConnon and Peter Lane each qualify as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the current listing standards of the Nasdaq Global Select Market. We believe that our Audit Committee complies with the applicable requirements of the Nasdaq Global Select Market. Our Audit Committee is directly responsible for, among other things:

•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing material related person transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

During the 2022 fiscal year and until May 10, 2022, Mark K. Miller was a member of the Audit Committee but stepped down when he was appointed President and Chief Operating Officer of the Company.

Compensation Committee
Our Compensation Committee consists of Peter Lane, Waded Cruzado and James Reid. Mr. Lane is the chairman of our Compensation Committee. All of the members of the Compensation Committee meet the requirements for independence under the current Nasdaq Global Select Market listing standards and are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:

•reviewing and approving, or recommending that our Board of Directors approve, the compensation of the executive officers employed by us;
•reviewing and recommending to our Board of Directors the compensation of our directors;
•administering our stock and equity incentive plans consistent with our Equity Award Grant Policy;

•reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans, including determining fix grant dates in advance and administering our Equity Award Grant Policy; and
•reviewing our overall compensation philosophy.

Our Compensation Committee may delegate its authority to subcommittees or to Mr. Lane, as the chairman of our Compensation Committee, when it deems it appropriate and in our best interests. In addition, and pursuant to the Equity Award Grant Policy, our Compensation Committee may delegate to our CEO, the authority to make grants and awards of stock rights or options to any of our officers or employees who are not subject to Section 16 of the Exchange Act under our incentive-based compensation or other equity-based plans as our Compensation Committee deems appropriate. See “Equity Award Grant Policy” below.

During the 2022 fiscal year and until May 10, 2022, Mark K. Miller was a member of the Compensation Committee but stepped down when he was appointed President and Chief Operating Officer of the Company.

Nominating and Governance Committee
Our Nominating and Governance Committee consists of James Reid, Waded Cruzado and Peter Lane. Mr. Reid is the chairman of our Nominating and Governance Committee. All of the members of the Nominating and Governance Committee are “independent” under the current listing standards of the Nasdaq Global Select Market. Our Nominating and Governance Committee is directly responsible for, among other things:

•reviewing and evaluating the size, composition, function and duties of the Board of Directors consistent with its needs;
•recommending criteria for the selection of candidates to the Board of Directors and its committees, and identifying individuals qualified to become Board of Directors members consistent with such criteria, including the consideration of nominees submitted by shareholders;
•recommending to the Board of Directors director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;
•recommending directors for appointment to committees of the Board of Directors;
•making recommendations to the Board of Directors as to determinations of director independence;
•overseeing the annual and periodic evaluation of the Board of Directors; and
•overseeing the Company's policies and performance on matters relating to ESG risks and opportunities and assisting management in setting ESG related strategy and the oversight of human capital, information security and other ESG initiatives and business risks.

Each of our Committees’ functions are more fully described in their respective charters, which are available in the “Corporate Governance” section of Goosehead’s investor relations website at https://ir.gooseheadinsurance.com/governance/documents-and-charters.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
During 2022, the Board of Directors met six times, the Compensation Committee met two times, and the Audit Committee met four times. Each member of our Board of Directors attended 100% of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served. We encourage all our directors and nominees for director to attend our annual meeting of shareholders; however, attendance is not mandatory. All of our then serving directors attended our annual meeting of shareholders in 2022.

Annual Board Self-Assessment
Each year the Board of Directors conducts self-assessments to help the Board ensure that it and its committees are functioning efficiently and overseeing Company strategy and long-term value most effectively. The Board’s self-evaluation (and of each of its committees) considers member leadership success and the effectiveness of its risk oversight function. Responsibility for overseeing the annual and periodic evaluation of the Board of Directors is delegated to the Nominating and Governance Committee.

Shareholder Communications with the Board of Directors
Should shareholders wish to communicate with the Board of Directors or any specified individual director, they should send their correspondence to the attention of our General Counsel, at 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262. The General Counsel will forward the communication to the relevant directors or the Board of Directors as a whole. Certain communications that are unrelated to the duties and responsibilities of our Board of Directors are excluded, such as: business solicitations; junk mail; mass mailings and spam; employment inquiries; and surveys.

Compensation Committee Interlocks and Insider Participation
Mark K. Miller was a member of our Compensation Committee during the 2022 fiscal year until his appointment as President and Chief Operating Officer of the Company on May 10, 2022. Otherwise, none of our executive officers currently serves, or in the past fiscal year has served, as a member of a compensation committee (or other committee performing that function) of any other entity that has an executive officer serving as a member of our Board of Directors. See Board Committees – Compensation Committee” above for additional information regarding the Board of Directors’ decision to make the entire Compensation Committee independent.

Director and Officer Indemnification Agreements
Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, or "DGCL." We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. Our certificate of incorporation also provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL, which prohibits provisions that eliminate or limit liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

This Proposal No. 3 provides our shareholders with an opportunity to provide an advisory vote related to compensation of our named executive officers.

The Company utilizes a “pay-for-performance” philosophy as the foundation for all decisions regarding compensation of the Company’s named executive officers. In designing the compensation program for the Company’s named executive officers, we start by evaluating our business objectives and consider the complexity of our business in tailoring our compensation program toward furthering these objectives.

Our executive compensation philosophy and program, approved by the Compensation Committee, have been central to the Company’s ability to attract, retain and motivate individuals who can achieve superior shareholder returns. Please refer to our “Compensation Discussion and Analysis” for a more detailed explanation of the compensation of the Company’s named executive officers.

Pursuant to Schedule 14A of the Exchange Act, we are asking for shareholder approval, in the form of an advisory resolution, of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosure under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this Proxy Statement. This advisory vote gives you, as a shareholder, the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve, in the form of an advisory resolution, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the Proxy Statement.”

While we intend to carefully consider the voting results of this Proposal No. 3, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors has resolved to hold annual advisory votes to approve the compensation of our named executive officers. Accordingly, the next advisory vote to approve our executive compensation program will occur at the 2024 annual meeting of shareholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors unanimously recommends that you vote FOR this Proposal No. 3

EXECUTIVE OFFICERS

The following is biographical information for the executive officers that served during 2022, including the ages and positions of our current officers as of March 22, 2023:

Name	Age	Position
Mark E. Jones	61	Chairman, Director and Chief Executive Officer
Mark K. Miller	57	President and Chief Operating Officer, Director
Mark E. Jones, Jr.	31	Chief Financial Officer
P. Ryan Langston	41	Chief Legal Officer and Corporate Secretary

Mark E. Jones’ biography is provided above in Proposal No. 1 of this Proxy Statement.

Mark K. Miller’s biography is provided above in Proposal No. 1 of this Proxy Statement.

Mark E. Jones, Jr. has served as Chief Financial Officer since September 2022, and oversees Goosehead’s internal and external financial reporting, budgeting and forecasting, payroll/401(k)/ESPP administration, treasury function, and investor relations. Mr. Jones joined Goosehead in 2016 as its Controller and was promoted to Vice President of Finance in 2020. He was instrumental to Goosehead’s IPO in 2018 and was responsible for overseeing Goosehead’s SEC reporting, financial planning and analysis, and directly managing Goosehead’s finance team. Prior to joining Goosehead, Mr. Jones worked in Ernst & Young’s Audit practice, primarily focused on financial service companies. He is a graduate of Texas A&M University with a bachelor’s degree in accounting and a master’s degree in finance and is a Certified Public Accountant.

P. Ryan Langston has served as Chief Legal Officer since May 2022. Mr. Langston joined Goosehead in 2014 as Vice President and General Counsel of the Company and was appointed Corporate Secretary in 2018. Mr. Langston is involved in the strategic development of Company policy and oversees all legal activity in the combined corporate and franchise businesses. He is responsible for ensuring regulatory compliance and directs the Company’s real estate expansion. Prior to joining the Company, Mr. Langston was an attorney with Strasburger & Price, LLP, where he represented Goosehead and other businesses in commercial litigation and arbitration involving business dissolutions, consumer financial disputes, theft of trade secrets, enforcement of noncompetition agreements and breach of contracts. Mr. Langston earned his JD from the University of Texas School of Law and his BA degree from Brigham Young University.

Michael Colby served as President and Chief Operating Officer of the Company until May 2022, when he was succeeded by Mark K. Miller.

Mark Colby served as Chief Financial Officer until September 2022, when he was succeeded by Mark E. Jones, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary
Our primary objective for the compensation of our executive officers is to create long-term value for all our stakeholders including our shareholders, business partners, and employees. Our compensation program is designed to attract, motivate, reward, and retain the management talent required to achieve our corporate objectives and create long-term value for our stakeholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our stakeholders, and to encourage long-term consistent leadership at Goosehead.

Compensation Setting Process
The compensation of our executive officers is based primarily on the judgment of our CEO and the Compensation Committee of our Board of Directors. For all executive officers except the CEO, the Compensation Committee determines the compensation of our executive officers based on recommendations from the CEO derived, in part, from the individual executive officer’s prior year performance with respect to several performance factors, as discussed below. The CEO’s compensation is determined solely by the Compensation Committee.

In determining compensation for our executive officers, the Compensation Committee considers competitive market compensation paid by other companies, but does not attempt to maintain a specified target percentile within a peer group as we have been unable to identify any reasonable peer comparisons in the insurance industry. The Compensation Committee and our Board of Directors review and evaluate many factors, including:

•Goosehead’s performance and growth;
•Financial measurements such as premium growth, revenue growth, core revenue, net operating income, EBITDA, and trends in those measurements;
•Ability of each executive officer to achieve strategic objectives;
•Individual performance and performance as a management team; and
•Long-term potential to maintain and enhance value for our shareholders.

Based on this information, the Compensation Committee evaluates both the short-term and long-term performance compensation for our executive officers to ensure alignment with our business objectives. The Compensation Committee also works closely with the CEO regarding long-term equity incentives, which emphasize shareholder returns while providing enhanced retention value for key executives. The Compensation Committee does not adhere to rigid mathematical formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements. Goosehead’s executive compensation model has a strong track record of aligning the interests of its executive officers and its shareholders. Our compensation model has been a key catalyst to Goosehead’s operating and financial performance.

The Compensation Committee’s current methodology encourages our executive officers to make decisions that will result in significant long-term value creation for our business and our shareholders without providing an incentive to take unnecessary risks or to chase short-term returns at the expense of creating long-term value.

Elements of Compensation
We have three key elements of compensation: annual base salary, annual bonuses, and long-term equity incentives. Annual base salary is designed to attract and retain talented executive officers and reward them for annual achievements. Annual bonuses are intended to motivate our executive officers to achieve superior performance. Long-term equity incentives are intended to align the interests of our executive officers with those of our shareholders by linking compensation to stock price appreciation. In addition, our long-term equity incentives are designed to retain our executive officers and key members of management.

Annual Base Salary
Base salaries meet the objectives of attracting and retaining the management talent needed to operate the business successfully. A competitive annual base salary is an important component of compensation as it provides an incentive to deliver results on behalf of our shareholders and to remain committed to the success of Goosehead. Individual base salary amounts are not determined by formulas, but instead reflect the Compensation Committee’s recommendation after considering the factors listed above. Annually, the Compensation Committee sets base salaries for our executive officers that it believes are appropriate given the scope of their duties and responsibilities and their track record of performance.

Annual Bonuses
The Compensation Committee awards performance-based bonuses annually to executive officers based on each executive officer’s individual contributions to Goosehead’s strategic initiatives and operational success during the prior year. These bonuses are designed to motivate our executive officers to achieve results that exceed management’s expectations and provide long-term value to Goosehead’s shareholders.

Commencing in 2022, the Compensation Committee revised the bonus structure for our CEO, COO, CFO and CLO such that half or more of their annual cash bonus and eligibility for annual stock option awards is contingent on the Company meeting minimum Core Revenue and Adjusted EBITDA targets. A portion of these officers’ annual cash bonus remains fully discretionary based on accomplishing other strategic priorities, including the retention of key employees, improving sales productivity, and the achievement of budgeted headcount numbers and number of operating franchises.

Long-Term Equity Incentives
The purpose of long-term equity incentives is to motivate our executive officers to perform at the highest level and contribute significantly to our long-term success, thereby furthering the best interests of our shareholders. Historically, our executive officers were eligible for equity awards in the form of stock options every two years; however, commencing in 2022 the Compensation Committee determined to make equity awards every year which are evenly weighted with a three-year vesting schedule. We believe that granting annual equity awards pursuant to our Equity Award Grant Policy provides greater flexibility to reward near-term achievements and accomplishments, while continuing to align the interests of our executive officers with those of our shareholders and promote retention of our key members of management.

In 2022, to further motivate our named executive officers ("NEOs") and align their interests with those of our shareholders, the Compensation Committee determined to impose a premium strike price for stock options awarded to our NEOs such that exercise price of stock options granted to our NEOs (other than Mark E. Jones, Jr.) is at a 10% premium over the market price of our Class A common stock on the date of grant.

Equity Award Grant Policy
In April 2022, the Board adopted an Equity Award Grant Policy that applies to all stock-based awards issued by the Company and provides that only the Compensation Committee may approve grants of stock-based awards to directors, NEOs and other officers of the Company for purposes of Section 16 of the Exchange Act. The Committee may however delegate authority to the CEO to grant stock-based awards to non-executive officers, off-cycle awards, and awards to newly hired or promoted employees under the policy.

The Equity Award Grant Policy further provides that the Compensation Committee determine fixed grant dates in advance (such that all terms and conditions of each stock-based award shall be approved on or prior to the grant date), as an important measure to ensure the integrity of the award granting process. However, if special circumstances warrant, and subject to black-out periods and other trading restrictions, the Compensation Committee may also grant off-cycle awards outside of this schedule to select individuals.

The Compensation Committee sought input from compensation experts in devising and implementing the changes to our compensation structure, including the adoption of the Equity Award Grant Policy, and believes our program to be conservative while aligning management’s interests with the best interests of our stakeholders.

Equity Compensation Plans

Goosehead Insurance, Inc. Amended and Restated Omnibus Incentive Plan
In 2018, in connection with our initial public offering ("IPO"), we adopted, and received shareholder approval for, the Company’s Omnibus Incentive Plan (as amended and restated in 2019, the “Omnibus Plan”). The purpose of the Omnibus Plan is to motivate and reward employees and directors to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders. We anticipate that we will continue to use equity awards as an integral part of our executive compensation program.

Goosehead Insurance, Inc. Employee Stock Purchase Plan
In 2018, in connection with our IPO, we adopted, and received shareholder approval for, the Company’s Employee Stock Purchase Plan (the “ESPP”). The ESPP permits participating employees to purchase shares of our common stock through payroll deductions in an amount equal to at least 1%, but not more than 5% of the employee’s compensation. The purchase price of the shares of our common stock will be not less than 95% (or such greater percentage as designated by our Board of Directors, or a committee designated by our Board of Directors) of the fair market value of our common stock on the date of purchase. In fiscal year 2022, none of our executive officers participated in the ESPP.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2022, with respect to Company's Omnibus Plan and ESPP, both of which received shareholder approval and are the only compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of Class A voting shares to be issued upon exercise of outstanding options(1)(2)	Weighted-average exercise price of outstanding	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options)(3)
Equity compensation plans approved by shareholders	2,688,929	63.84	2,646,545
Equity compensation plans not approved by shareholders	—	—	—
Total	2,688,929	63.84	2,646,545
(1) Reflects shares subject to outstanding and unexercised options granted the Omnibus Plan.
(2) The number of shares that may be issued under the ESPP and the weighted-average exercise price of such shares, are uncertain and consequently not reflected. The number of shares to be purchased will depend on the number of employees participating in our ESPP, their respective salaries and the market price of the Company's Class A voting shares when scheduled purchases are made.
(3) Includes 18,400 Class A voting shares available for future purchases under the ESPP.

Employee Benefits

Retirement Benefits
Our executive officers and our employees participate in a defined contribution plan sponsored by Texas Wasatch Insurance Services, L.P. (the “401(k) plan”). Under the 401(k) plan, Texas Wasatch Insurance Services, L.P. discretionarily matches a participant’s contributions (including for our named executive officers). Participants become vested in these matching contributions ratably over four years.

Health and Welfare Benefits
Our executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, dental and vision insurance, as well as flex and health savings accounts, life insurance, short-term disability insurance, long-term disability insurance, accident insurance and critical illness insurance.

Executive Compensation in 2022
The following provides additional details around the 2022 compensation of our named executive officers or “NEOs” during our fiscal year ended December 31, 2022, which included the below individuals. We note that because we replaced our President and Chief Operating Officer and Chief Financial Officer during 2022, we had a total of six executive officers during our fiscal year ended December 31, 2022.

•Mark E. Jones – Chairman, Director, and Chief Executive Officer
•Mark K. Miller – President and Chief Operating Officer (replacing Michael Colby)
•Mark E. Jones, Jr. – Chief Financial Officer (replacing Mark Colby)
•P. Ryan Langston – Chief Legal Officer and Corporate Secretary

The Compensation Committee determined base salaries, bonuses and long-term equity incentives for each of our NEOs after considering the following factors:

•Scope and responsibility of the NEO’s position;
•Achievement of Goosehead’s strategic and operational business goals;

•Performance, experience, knowledge, skills and personal contributions of each NEO;
•Goosehead's performance and growth, including performance of key financial measurements;
•Long-term potential to maintain and enhance value for our shareholders; and
•For NEOs other than the CEO, recommendations from the CEO based in part on each of the aforementioned factors.

Base Salary
In 2022, our CEO, CFO, and COO did not receive a salary increase due to a compression in Goosehead’s Adjusted EBITDA Margin in 2021. The specific salary dynamics for the NEOs were as follows:

•Mark E. Jones: no salary increase for the reasons described above; however, Mr. Jones’s salary remained steady to reflect his commitment to executive leadership and Goosehead’s growth and strategic direction.
•Mark K. Miller: starting annual salary of $500,000 to reflect his proven track record of executive leadership and assumed management of Goosehead’s operations, including sales, franchise sales, service, back office, and recruiting.
•Mark E. Jones, Jr.: starting salary of $265,000 to reflect his proven leadership and contribution toward Goosehead’s growth, oversight and continued buildout of Goosehead’s finance, investor relations, and internal audit departments, and the achievement of individual and collective strategic and operational business goals.
•P. Ryan Langston: a 5% increase to reflect the scaling and efficiency of Goosehead's legal, corporate compliance and human capital departments, the effective management of all material risks to Goosehead, oversight of all real estate expansion, executive leadership provided in 2022, and the achievement of individual and collective strategic and operational business goals.
•For the reasons stated above, Michael Colby and Mark Colby had no increase in annual salary in 2022.

Annual Bonus
•Mark E. Jones: Mr. Jones has not historically received a bonus and did not receive a bonus for his service in 2022.
•Mark K. Miller: Mr. Miller received a bonus of $291,667 pursuant to his employment offer and to reflect individual contributions to Goosehead’s operational success and accomplishment of its strategic initiatives during his tenure and to motivate Mr. Miller to continue to achieve results that exceed management's expectations and provide long term value to Goosehead’s shareholders.
•Mark E. Jones, Jr: Mr. Jones received a discretionary bonus of $85,217 to reflect individual contributions to Goosehead’s strategic initiatives during the prior year (both as Vice President of Finance and CFO) related to finance, capital markets and internal audit and to motivate Mr. Jones to continue to achieve results that exceed management's expectations and provide long term value to Goosehead's shareholders.
•P. Ryan Langston: Mr. Langston received a discretionary bonus of $200,000 to reflect individual contributions to Goosehead’s legal, compliance and human capital departments, its real estate expansion, and accomplishment of Goosehead’s strategic initiatives during the prior year and to motivate Mr. Langston to continue to achieve results that exceed management's expectations and provide long term value to Goosehead's shareholders.
•Michael Colby and Mark Colby did not receive bonuses.

Long-Term Equity Incentives
Goosehead grants long-term equity awards in the form of stock options to align the interests of its executives with its shareholders and to promote sustainable growth over the long term. Each NEO was awarded stock options based on the individual NEO’s scope of responsibilities and to encourage each NEO to perform at the highest level and contribute significantly to the long-term success of Goosehead, thereby furthering the best interests of our shareholders. The following awards were made to our NEOs in 2022 pursuant to the Equity Award Grant Policy:

•Mark E. Jones: 150,000 stock options.
•Mark K. Miller: 180,000 stock options.
•Mark E. Jones, Jr.: 115,000 stock options comprised of 65,000 stock options granted in October 2022 upon being appointed CFO, 15,000 as a retention option award offered to all eligible non-NEO employees in May 2022 and 35,000 in January 2022 as his annual grant related to his performance as Vice President of Finance.
•P. Ryan Langston: 50,000 stock options.
•Michael Colby: 55,000 stock options.
•Mark Colby: 40,000 stock options.
Anti-Hedging and Anti-Pledging Policy
Goosehead maintains a Statement of Policy Concerning Trading in Company Securities that prohibits employees and directors from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of Goosehead’s equity securities. Further, Goosehead prohibits employees and directors from pledging Goosehead securities in any circumstance, including by purchasing Goosehead securities on margin or holding Goosehead securities in a margin account.

Compensation Risk Assessment
Our Compensation Committee has performed a review of compensation policies and practices for our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report
Our Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management as well as the accompanying compensation tables and related narratives. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Goosehead’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation Committee
Peter Lane, Chairman
James Reid
Waded Cruzado

2022 Summary Compensation Table
The following table sets forth information concerning the compensation paid to or earned by our named executive officers during our fiscal year ended December 31, 2022. All numbers are rounded to the nearest dollar.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	All other compensation ($)(3)	Total ($)
Mark E. Jones, Chief Executive Officer and Chairman
	2022	1,900,000	—	7,858,500	15,174	9,773,674
	2021	1,900,000	—	—	14,440	1,914,440
	2020	1,600,000	—	3,816,540	14,140	5,430,680
Mark K. Miller, President and Chief Operating Officer
	2022	276,515	291,667	4,429,800	6,500	5,004,482
	2021	—	—	—	—	—
	2020	—	—	—	—	—
Mark E. Jones, Jr., Chief Financial Officer(4)
	2022	234,153	85,217	3,745,915	15,029	4,080,314
P. Ryan Langston, Chief Legal Officer and Corporate Secretary
	2022	430,000	200,000	2,619,500	15,399	3,264,899
	2021	370,000	130,020	—	13,700	513,720
	2020	330,000	120,000	1,321,110	13,140	1,784,250
Michael Colby, former President and Chief Operating Officer
	2022	166,986	—	2,881,450	9,258	3,057,695
	2021	500,000	350,000	—	13,940	863,940
	2020	425,000	510,000	1,908,270	12,890	2,856,160
Mark Colby, former Chief Financial Officer
	2022	310,000	—	2,095,600	15,338	2,420,938
	2021	310,000	126,000	—	13,940	449,940
	2020	270,000	160,000	1,321,110	11,915	1,763,025
(1) The amounts shown for 2022 reflect bonuses paid for services completed in 2022, the amounts shown for 2021 reflect bonuses paid for services completed in 2021, and the amounts shown for 2020 reflect bonuses paid for services completed in 2020.
(2) The option award reflected for Mark E. Jones, Jr. consists of three tranches of stock option awards, including: (i) 35,000 stock options granted on January 3, 2022 as an annual award for his performance as Vice President of Finance; (ii) 15,000 stock options granted on May 13, 2022 as a retention option award offered to all eligible non-NEO employees, and 65,000 stock options granted on October 31, 2022 by the Compensation Committee for his promotion to serve as the Company’s Chief Financial Officer. Messrs. Michael Colby and Mark Colby each forfeited all previously awarded unvested options (including the option awards granted in 2022) in connection with their departure from the Company in 2022.
(3) For 2022, the amounts shown include (i) 401(k) plan matching contributions for Mark E. Jones ($9,150), Mark E. Jones, Jr. ($8,780), P. Ryan Langston ($9,150), Michael Colby ($9,150) and Mark Colby ($9,150) by the plan sponsor, Texas Wasatch Insurance Services, L.P., (ii) healthcare benefits for Mark E. Jones ($5,775), Mark K. Miller ($6,500), Mark E. Jones, Jr. ($6,000), P. Ryan Langston ($6,000) and Mark Colby ($6,000), and (iii) long-term disability benefits of $249 for each of Mark E. Jones, Mark E. Jones, Jr., P. Ryan Langston, $108 for Michael Colby and $188 for Mark Colby.
(4) Mark E. Jones, Jr. was not an NEO for 2020 and 2021. Accordingly, this table does not include his 2020 and 2021 compensation information.

2022 Grants of Plan-Based Awards
The plan-based awards were made to our NEOs during the fiscal year ended December 31, 2022.

Name	Grant Date	All Other Stock Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Price of Stock Option Awards ($)(2)	Grant Date Fair Value of Stock Option Awards ($)(3)
Mark E. Jones	1/4/2022	150,000	143.24	7,858,500
Mark K. Miller	5/13/2022	180,000	48.15	4,429,800
Mark E. Jones, Jr.(4)	10/31/2022	65,000	41.51	1,416,415
	5/13/2022	15,000	48.15	369,150
	1/4/2022	35,000	130.22	1,960,350
P. Ryan Langston	1/4/2022	50,000	143.24	2,619,500
Michael Colby(5)	1/4/2022	55,000	143.24	2,881,450
Mark Colby(5)	1/4/2022	40,000	143.24	2,095,600
(1) The amounts reflect the number of stock options granted, as discussed in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives.”
(2) The exercise price for the stock options was set based on the closing price of underlying Class A common stock on the date prior to grant. Other than those granted to Mark E. Jones, Jr., the exercise price of stock options granted to our NEOs is at a 10% premium over the market price of our Class A common stock on the date prior to grant.
(3) The amounts shown reflect the aggregate grant date fair value of options granted under the Omnibus Plan to purchase our common stock, computed in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from the values reported in this table. The assumptions used in the valuation of these options are set forth in Note 13 to our financial statements, which are included in our Annual Report for the year ended December 31, 2022.
(4) The stock options granted to Mark E. Jones, Jr. on October 31, 2022 reflect his award by the Compensation Committee upon being appointed as the Chief Financial Officer of the Company, whereas the other two tranches of stock options relate to his performance as Vice President of Finance of the Company.
(5) Due to Michael Colby's and Mark Colby's departure in 2022, they forfeited all previously awarded unvested options.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2022. Mr. Michael Colby did not hold any outstanding equity awards as of December 31, 2022, as he has forfeited all previously awarded unvested options in connection with his termination in 2022.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
Mark E. Jones	132,472	-	10.00	4/26/2028
	78,000	156,000	40.88	4/1/2030
	-	150,000	143.24	1/3/2032
Mark K. Miller	61,622	-	10.00	4/26/2028
	11,083	7,917	131.87	1/4/2031
	-	180,000	48.15	5/13/2032
Mark E. Jones, Jr.	-	35,000	130.22	1/3/2032
	-	15,000	48.15	5/13/2032
	-	65,000	41.51	10/31/2032
P. Ryan Langston	30,000	-	10.00	4/26/2028
	27,000	54,000	40.88	4/1/2030
	-	50,000	143.24	1/3/2032
Mark Colby(2)	27,000	-	40.88	12/31/2023
(1) The options with an exercise price of $40.88 (“2020 Options”) vest and become exercisable in three equal installments on each of April 1, 2022, April 1, 2023, and April 1, 2024, subject to the executive officer’s continued employment through each applicable vesting date.
(2) Mr. Mark Colby’s separation agreement provided that the 2020 Options would remain exercisable until December 31, 2023.

2022 Option Exercises
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during the fiscal year ended December 31, 2022 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our Class A common stock upon exercise and the exercise price of the stock option.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark E. Jones	27,528	1,426,572
Mark K. Miller	-	-
Mark E. Jones, Jr.	-	-
P. Ryan Langston	30,000	1,204,356
Mark Colby	40,000	1,212,127
Michael Colby	92,334	3,012,324

Employment Agreements with NEOs
We have not entered into employment agreements with our named executive officers.

Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2022.

Termination and Change In Control Benefits
Under our option award agreements, including those with each of our named executive officers, if within six months following a “Change in Control” (as defined in the Omnibus Plan) an employee’s employment is terminated without cause (as defined in the Omnibus Plan) or resigns for good reason (as defined in the award agreement), their options shall become immediately vested and exercisable.

However, because the exercise price per share in effect under each unvested stock option held by our named executive officers exceeded the closing price per share of our Class A common stock on December 31, 2022, no intrinsic value can be attributed to NEO options that would vest assuming a Change in Control occurred as of December 31, 2022.

Pay versus Performance
The below Pay-for-Performance table describes the relationship between the “Compensation Actually Paid” to our NEOs for 2022, 2021, and 2020 (each, a “Covered Year”), and the Company’s Total Shareholder Return (TSR), Net Income and Core Revenue, a financial performance metric which Goosehead believes is our most important financial performance measure.

Pay v. Performance Table

Year (a)	Summary Compensation Table Total for CEO ($)(1) (b)	Compensation Actually Paid to CEO (loss) ($)(2) (c)	Average Summary Compensation Table Total for other NEOs ($)(1) (d)	Average Compensation Actually Paid to other NEOs (loss) ($)(2) (e)	Value of Initial Fixed $100 Investment Based on:(3)		Net Income ($)(4) (h)	Core Revenue ($) (i)
					Total Shareholder Return ($) (f)	Russell 2000 Total Shareholder Return ($) (g)
2022	$9,773,674	$(39,102,726)	$3,565,666	$(9,415,688)	$83	$110	$2,630,000	$188,171,000
2021	$1,914,440	$(5,612,438)	$609,200	$(2,532,818)	$314	$138	$8,296,000	$133,420,000
2020	$5,430,680	$59,124,555	$2,141,748	$25,378,472	$297	$120	$18,755,000	$95,068,000
(1) Compensation for our CEO reflects the amounts reported in the “Summary Compensation Table” for the respective years. Average compensation for other NEOs includes the following NEOs: (a) For 2022: Messrs. Miller, Jones. Jr., Langston, Michael Colby and Mark Colby; and (b) For 2021 and 2020: Messrs. Michael Colby, Mark Colby and Langston.
(2) Compensation actually paid for the CEO and average compensation “actually paid” for our other NEOs in Covered Years reflect the respective amounts set forth in columns (c) and (e), adjusted as follows in the table below, as determined in accordance with SEC rules. These dollar amounts do not reflect the actual amount of compensation earned by or paid to the CEO and our other NEOs during the applicable year and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals.Fair values set forth in the table above are computed in accordance with ASC 718 as of the end of the respective fiscal year, other than fair values of awards that vest in the covered year, which are valued as of the applicable vesting date.
(3) The columns “Total Shareholder Return” and “Russell 2000 Total Shareholder Return” are calculated based on an initial fixed investment of $100 in the Company and the Russell 2000 Index, respectively, from the beginning of the earliest year in the table (2020) through the end of each applicable year in the table, assuming reinvestment of dividends, as calculated in accordance with Item 201(e) of Regulation S-K.
(4) Net Income is prepared in accordance with GAAP.

Compensation Actually Paid is a prescribed metric which adjusts total NEO compensation from the Summary Compensation Table above to reflect changes in (i) the fair value of NEOs 2022 vested options as of their vesting date, by (ii) the fair value of unvested NEO options as of December 31, 2022, (iii) the fair value of awards that are determined to fail to meet the applicable vesting conditions as of December 31, 2022, and (iv) pension adjustments, dividends or other compensation not otherwise included in the Summary Compensation Table. The amounts deducted or added in calculating the equity award adjustments are as follows:

	CEO 2022	CEO 2021	CEO 2020	Other NEO 2022	Other NEO 2021	Other NEO 2020
Summary Compensation Table Total	$9,773,674	$1,914,440	$5,430,680	$3,565,666	$609,200	$2,141,748
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	$7,858,500.00	$—	$3,816,540	$3,154,453	$—	$1,516,830
Plus Fair Value for Unvested Awards Granted in the Covered Year	$607,800	$—	$18,874,674	$795,263	$—	$9,018,303
Change in Fair Value of Outstanding Unvested Awards from Prior Years	$(41,625,700)	$(7,526,878)	$38,635,741	$(11,386,080)	$(3,142,018)	$15,735,251
Plus Fair Value of Awards Granted in the Covered Year that Vested in the Covered Year	$—	$—	$—	$—	$—	$—

Less Fair Value of Awards Forfeited during the Covered Year(1)	$—	$—	$—	$(741,638)	$—	$—
Plus Fair Value of Incremental Dividends or Earnings Paid on Stock Awards	$—	$—	$—	$—	$—	$—
Less Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	$—	$—	$—	$—	$—	$—
Plus Aggregate Service Cost and Prior Service Cost for Pension Plans	$—	$—	$—	$—	$—	$—
Compensation Actually Paid	$(39,102,726)	$(5,612,438)	$59,124,555	$(9,415,688)	$(2,532,818)	$25,378,472
(1) Due to Michael Colby's and Mark Colby's departure in 2022, they forfeited all previously awarded unvested options.

CAP Relationships
The following graphs describe the relationship between Compensation Actually Paid ("CAP") to the CEO (and the average CAP to the other NEOs) with Goosehead’s Core Revenue, Net Income, and TSR. Also presented is a line graph representing the relationship between Goosehead’s TSR and the TSR of the Russel 2000.

While Goosehead’s TSR declined in 2022, we believe that any short-term decline in TSR should have a minimal impact on executive compensation as its executive officers should be focused on making decisions that will result in significant long-term value creation for Goosehead and its shareholders.

Most Important Performance Measures
While Goosehead uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Core Revenue is the most important performance measure used to link CAP to the Company’s NEOs to Company performance for the most recently completed fiscal year. This is because Core Revenue is the most predictable revenue stream for Goosehead and is the portion of revenue most within management’s control and thus a key metric to evaluate executive performance. Core Revenue is a non-GAAP financial measure that consists of Renewal Commissions, Renewal Royalty Fees, New Business Commissions, New Business Royalty Fees, and Agency Fees (each as defined and further described in our Annual Report in the section entitled “Item 7. Management’s discussion and analysis of financial condition and results of operations”). For discussion of how Core Revenue is calculated from Goosehead’s audited financial statements, see our Annual Report in the section entitled “GAAP to Non-GAAP Reconciliations.”

The Compensation Committee considers the following unranked list to represent the two most important financial and key performance measures that it uses to link executive Compensation Actually Paid during the prior fiscal year to the Company’s performance in the prior fiscal year.

Core Revenue	Core Revenue is a financial measure that consists of Renewal Commissions, Renewal Royalty Fees, New Business Commissions, New Business Royalty Fees, and Agency Fees. For more information, see the section entitled “Item 7. Management’s discussion and analysis of financial condition and results of operations” in our Annual Report.
Adjusted EBITDA	Adjusted EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization, adjusted to exclude equity-based compensation and other non-operating items, including, among other things, certain non-cash charges and certain non-recurring or non-operating gains or losses. For discussion of how Adjusted EBIDTA is calculated from Goosehead’s audited financial statements, see our Annual Report in the section entitled “GAAP to Non-GAAP Reconciliations.”

DIRECTOR COMPENSATION

Our non-employee directors are compensated in the form of stock option grants made pursuant to our Equity Award Grant Policy and Amended and Restated Omnibus Incentive Plan, with such options vesting in 12 equal quarterly installments over the three-year period following the grant date, subject to the director’s continued service through each applicable vesting date.

On February 2, 2022, Thomas McConnon and Waded Cruzado were appointed to the Board for Directors and were each awarded 12,667 stock options (“Appointment Options”), with such options vesting in 12 equal quarterly installments over the three-year period following the grant date, subject to the director’s continued service through each applicable vesting date. Our non-employee directors were each granted 10,000 stock options in accordance with our Equity Award Grant Policy and pursuant to the Amended and Restated Omnibus Incentive Plan on May 13, 2022, with such options vesting in 12 equal quarterly installments over the three-year period following the grant date, subject to the director’s continued service through each applicable vesting date.

Members of our Board of Directors are also eligible for reimbursement for reasonable travel and other out-of-pocket expenses. We do not provide directors who are our employees with additional compensation for their service as directors.

The following table sets forth the compensation paid to or accrued by our then serving non-employee directors for the year ended December 31, 2022.

Name of Director	Option Awards ($)(1)(2)	Total ($)
Peter Lane	246,100	246,100
James Reid	246,100	246,100
Robyn Jones	246,100	246,100
Thomas McConnon	748,980	748,980
Waded Cruzado	748,980	748,980
(1) The amounts shown reflect the aggregate grant date fair value of the option grants described above, computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these options are set forth in Note 13 to our financial statements, which are included in our Annual Report for the year ended December 31, 2022.
(2) As of December 31, 2022, Mr. Lane had a total of 100,622 options outstanding (2018 Options - 71,622; 2021 Options - 19,000; and 2022 Options - 10,000); Mr. Reid had a total of 89,000 options outstanding (2018 Options – 60,000; 2021 Options - 19,000; and 2022 Options – 10,000); Ms. Jones had a total 29,000 options outstanding (2021 Options – 19,000; 2022 Options - 10,000; Ms. Jones was not granted 2018 Options); Mr. McConnon had a total of 22,667 options outstanding (Appointment Options – 12,667 and 2022 Options – 10,000); and Ms. Cruzado had a total of 22,667 options outstanding (Appointment Options – 12,667 and 2022 Options – 10,000).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, during 2022 to which we were a participant, in which:

1.the amounts involved exceeded or will exceed $120,000; and
2.any of our directors or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities (including their immediate family members as relevant) had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criterion to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive Compensation.”

Amended and Restated Goosehead Financial, LLC Agreement
In connection with the reorganization transactions prior to the IPO, we, Goosehead Financial, LLC (“Goosehead Financial”) and each of the Pre-IPO LLC Members entered into an amended and restated Goosehead Financial, LLC agreement (the “GFA”). Following the reorganization transactions, and in accordance with the terms of the GFA, we operate our business through Goosehead Financial. Pursuant to the terms of the GFA, so long as the Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Goosehead Financial or own any assets other than securities of Goosehead Financial and/or any cash or other property or assets distributed by or otherwise received from Goosehead Financial, unless we determine in good faith that such actions or ownership are in the best interest of Goosehead Financial.

As the sole managing member of Goosehead Financial, we have control over all of the affairs and decision making of Goosehead Financial. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Goosehead Financial and the day-to-day management of Goosehead Financial’s business. We will fund any dividends to our shareholders by causing Goosehead Financial to make distributions to the Pre-IPO LLC Members and us, subject to the limitations imposed by our credit agreement.

The holders of LLC Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Goosehead Financial. Net profits and net losses of Goosehead Financial are generally allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments are made to reflect tax depreciation, amortization and other allocations. The GFA provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Goosehead Financial that is allocated to them. Generally, these tax distributions are computed based on Goosehead Financial’s estimate of the net taxable income of Goosehead Financial allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Texas (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Goosehead Financial, and Goosehead Financial shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a Pre-IPO LLC Member upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such Pre-IPO LLC Member –in which case such net proceeds shall instead be transferred to the selling Pre-IPO LLC Member as consideration for such purchase, and Goosehead Financial will not issue an additional LLC Unit to us). Similarly, except as otherwise determined by us, (i) Goosehead Financial will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Goosehead Financial issue any additional LLC Units to the Pre-IPO LLC Members, we will issue an equal number of shares of our Class B common stock to such Pre-IPO LLC Members. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, Goosehead Financial will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, Goosehead Financial will not affect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not affect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the GFA, the Pre-IPO LLC Members have the right (subject to the terms of the GFA), to require Goosehead Financial to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the Pre-IPO LLC Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Goosehead Financial for cancellation. The GFA requires that we contribute cash or shares of our Class A common stock to Goosehead Financial in exchange for an amount of newly-issued LLC Units in Goosehead Financial that will be issued to us equal to the number of LLC Units redeemed from the Pre-IPO LLC Members. Goosehead Financial will then distribute the cash or shares of our Class A common stock to such Pre-IPO LLC Member to complete the redemption. In the event of a redemption request by a Pre-IPO LLC Member, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the GFA.

The GFA provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our shareholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the Pre-IPO LLC Members will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the Pre-IPO LLC Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the Pre-IPO LLC Members may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, Goosehead Financial will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Goosehead Financial’s business or affairs or the GFA or any related document.

Goosehead Financial may be dissolved upon (i) the determination by us to dissolve Goosehead Financial or (ii) any other event which would cause the dissolution of Goosehead Financial under the Delaware Limited Liability Company Act, unless Goosehead Financial is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Goosehead Financial will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Goosehead Financial’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement
Future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and corresponding number of shares of Class B common stock for shares of our Class A common stock are expected to result in tax basis adjustments to the assets of Goosehead Financial that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

In 2018, we entered into a tax receivable agreement with the Pre-IPO LLC Members that provides for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Goosehead Financial’s assets resulting from (a) the acquisition of LLC Units using the net proceeds from any future offering, (b) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or (c) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending on a number of factors, including, but not limited to, the timing of any future redemptions, exchanges or purchases of the LLC Units held by Pre-IPO LLC Members, the price of our Class A common stock at the time of the purchase, redemption or exchange, the extent to which redemptions or exchanges are taxable, the amount and timing of the taxable income that we generate in the future, the tax rates then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Goosehead Financial attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing

Pre-IPO LLC Members could be substantial. For example, assuming (i) that the Pre-IPO LLC Members redeemed or exchanged all of their LLC units immediately after the completion of our IPO, (ii) no material changes in relevant tax law, and (iii) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the tax receivable agreement, based on the IPO price of $10.00 per share of our Class A common stock, we expect that the tax savings we would be deemed to realize would aggregate approximately $85 million over the 15-year period from the assumed date of such redemption or exchange, and over such period we would be required to pay the Pre-IPO LLC Members 85% of such amount, or approximately $72 million, over such period. The actual amounts we may be required to pay under the tax receivable agreement may materially differ from these hypothetical amounts, as potential future tax savings we will be deemed to realize, and tax receivable agreement payments by us, will be calculated based in part on the market value of our Class A common stock at the time of redemption or exchange and the prevailing federal tax rates applicable to us over the life of the tax receivable agreement (as well as the assumed combined state and local tax rate), and will generally be dependent on us generating sufficient future taxable income to realize all of these tax savings (subject to the exceptions described below). Payments under the tax receivable agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the tax receivable agreement exceed the actual benefits we receive in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by Goosehead Financial are not sufficient to permit us to make payments under the tax receivable agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the tax receivable agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to the Pre-IPO LLC Members under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

The tax receivable agreement further provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the tax receivable agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other shareholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of Goosehead Financial to make distributions to us. Our Credit Agreement restricts the ability of Goosehead Financial to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.

2022 TRA Payments
In 2022, there were no payments by us to the Pre-IPO LLC Members under the tax receivable agreement and therefore no tax savings resulted from (i) an increase in tax basis in Goosehead Financial’s assets resulting from redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or (ii) those tax benefits related to imputed interest deemed arising as a result of the payments made under the tax receivable agreement.

Registration Rights Agreement
We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain pre-IPO shareholders. Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, certain pre-IPO shareholders may require that we register for public resale under the Securities Act all shares of common stock constituting registrable securities that they request be registered at any time following our IPO so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. Certain pre-IPO shareholders have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. Certain pre-IPO shareholders are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling shareholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement
At the close of our IPO, we entered into a Stockholders Agreement (as amended in 2019) with each of the Pre-IPO LLC Members, which provides that, until the Substantial Ownership Requirement is no longer met, approval by the Pre-IPO LLC Members is required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets in an amount exceeding 15% of our total assets; (3) the issuance of equity of Goosehead Insurance, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our Board of Directors) in an amount exceeding $50 million; (4) amendments to our certificate of incorporation or bylaws; (5) changes to the strategic direction or scope of Goosehead Insurance, Inc.’s business; and (6) any change in the size of the Board of Directors. The Stockholders Agreement also provides that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members, will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel or Controller (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate the majority of the nominees for election to our Board of Directors, including the nominee for election to serve as the Chairman of the Board of Directors.

Family and Corporate Relationships
Mark E. Jones, our Chief Executive Officer, Chairman of the Board of Directors and co-founder, is married to Robyn Jones, our co-founder and Vice Chairman of the Board of Directors.

P. Ryan Langston, our Chief Legal Officer and Corporate Secretary, is the son-in-law of Mark E. Jones and Robyn Jones.

Mark E. Jones, Jr., our Chief Financial Officer, is the son of Mark E. Jones and Robyn Jones.

Serena Jones, an Administrative Service Agent, is the sister-in-law of Mark E. Jones and Robyn Jones.

Michael and Mark Colby, former executive officers, and Matthew Colby, a former internal consultant, are brothers.

Thomas McConnon, a Class II member of the Board of Directors, is the Managing Director, Head of Public Equities of Wildcat Capital Management, LLC (“Wildcat”), which has the power to vote or direct the vote of, and the power to dispose or direct the disposition of, equity securities held by Wildcat Public Equity Partners, LLC (“WPEP”) pursuant to the terms of WPEP’s operating agreement and an investment management agreement by and between Wildcat and WPEP. As a result, Mr. McConnon may be deemed to have a beneficial interest in 516,008 shares of Goosehead’s Class A common stock held by WPEP.

Robyn Jones (Vice Chairman and a director and wife of Mark E. Jones, the mother of Mark E. Jones, Jr. and mother-in-law of Ryan Langston) received compensation in the aggregate amount of $246,100 in 2022 consisting of 10,000 stock options.

The compensation of Robyn Jones and Matthew Colby, as well as the compensation of Mark E. Jones, Mark E. Jones, Jr., P. Ryan Langston and Michael and Mark Colby described under “Executive Compensation,” was ratified by the Audit Committee as related person transactions.

Matthew Colby and his spouse are majority owners of The Heights Insurance Services, LLC (the “Heights Insurance”), which owns and operates a Goosehead franchise. Pursuant to the franchise agreement between the Heights Insurance and Goosehead Insurance Agency, LLC (a wholly owned subsidiary of Goosehead Insurance, Inc.), the Heights Insurance made royalty payments to Goosehead Insurance Agency, LLC in the amount of $1,029,028 in 2022. These royalty payments are the standard fees required by franchisees operating in the Goosehead franchise system. The royalty payments from the Heights Insurance to Goosehead Insurance Agency, LLC were reviewed and ratified by the Audit Committee as a related person transaction.

Policies and Procedures for Related Person Transactions
The Board of Directors adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A related person transaction does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our shareholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

INFORMATION ABOUT STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table presents information as to the beneficial ownership of our common stock as of the Record Date for:
1.each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock;
2.each named executive officer as set forth in the summary compensation table included in this proxy statement;
3.each of our directors; and
4.all current executive officers and directors as a group.

It is important to note that our Company is unique in that our management team owns approximately 39.5% of our common stock and is thus committed strategically and financially to the long-term success of the Company. This also creates a strong alignment between our management team and our shareholders, which we expect will create long-term shareholder value.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the Record Date, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. However, in computing the number of shares of Class A common stock beneficially owned by an individual or entity, we do not include LLC Units, which are exchangeable into Class A common stock, held by such individual or entity because the voting rights represented by the LLC Units are reflected in the shares of Class B common stock reported for such individual or entity. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Percentage ownership of our common stock in the table is based on 37,517,979 shares of our common stock issued and outstanding on March 7, 2023, including 23,370,841 shares of Class A common stock and 14,147,138 shares of Class B Common Stock. Unless otherwise indicated, the address for each listed shareholder is: 1500 Solana Blvd, Building 4, Suite 4500, Westlake, Texas 76262.

	Shares of Class A Common Stock Beneficially Owned(1)		Shares of Class B Common Stock Beneficially Owned(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Combined Voting Power(3)
Executive Officers and Directors
Mark E. Jones(4)	532,791	2.28%	13,730,637	97.06%	38.02%
Robyn Jones(4)	532,791	2.28%	13,730,637	97.06%	38.02%
Mark K. Miller(5)	8,000	0.03%	—	—%	0.02%
Mark E. Jones, Jr.(6)	—	—%	215,553	1.52%	0.57%
P. Ryan Langston(7)	5,000	0.02%	164,510	1.16%	0.45%
Michael Colby(8)	1,041,824	4.46%	65,792	0.47%	2.95%
Mark Colby(9)	45,775	0.20%	—	—%	0.12%
Peter Lane	—	—%	—	—%	—%
James Reid	—	—%	—	—%	—%
Thomas McConnon(10)	516,008	2.21%	—	—%	1.38%
Waded Cruzado	93	—%	—	—%	—%
All current directors and executive officers as a group (11 persons)	2,149,491	9.20%	13,796,429	97.52%	42.50%
Other 5% Shareholders
Kayne Anderson Rudnick Investment Management, LLC(11)	2,685,116	11.49%	—	—%	7.16%
The Vanguard Group(12)	1,666,147	7.13%	—	—%	4.44%
Virtus Equity Trust(13)	1,492,968	6.39%	—	—%	3.98%
Virtus Investment Advisors, Inc.(14)	2,061,354	8.82%	—	—%	5.49%
BlackRock, Inc.(15)	1,420,831	6.08%	—	—%	3.79%
Wasatch Advisors LP(16)	2,545,292	10.89%	—	—%	6.78%
Capital World Investors(17)	1,688,000	7.22%	—	—%	4.50%
(1) On a fully exchanged and converted basis. Subject to the terms of the GFA, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be cancelled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the GFA. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.
(2) On a fully exchanged and converted basis. The Pre-IPO LLC Members hold all of the issued and outstanding shares of our Class B common stock.
(3) Represents percentage of voting power of the Class A common stock and Class B common stock held by such person voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our shareholders for a vote.
(4) The shares of Class A common stock and Class B common stock are subject to a voting agreement with Mark E. Jones, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto agrees to vote or exercise their right to consent in the manner directed by Mr. Jones (the "Voting Agreement"). In addition, such persons and trust parties are not able to transfer their common stock without the consent of Mr. Jones, and the Voting Agreement will remain in force until terminated by Mr. Jones or his successor in interest.
(5) The shares of Class A common stock are owned directly by Mr. Miller.
(6) The shares of Class B common stock are owed directly by Mr. Jones, however, beneficial ownership is shared with Mark E. Jones and Robyn Jones pursuant to the Voting Agreement.
(7) The shares of Class A common stock consist of 5,000 shares owned directly by P. Ryan Langston. The shares of Class B common stock consist of 5 shares owned directly by Mr. Langston, 82,500 shares beneficially owned by the Ryan Langston 2021 Family Trust, of which Mr. Langston is the trustee, and 82,005 shares beneficially owned by the Jones 2020 Irrevocable Trust, of which Mr. Langston is a co-trustee. The beneficial ownership of Mr. Langston's shares of Class A common stock and Class B common stock are shared with Mark E. Jones and Robyn Jones pursuant to the Voting Agreement.

(8) The shares of Class A Common Stock consist of 409,354 shares owned directly by Michael Colby and 632,470 shares beneficially owned by the Colby 2014 Family Trust. The shares of Class B Common Stock consist of 32,896 shares beneficially owned by the Preston Michael Colby 2014 Trust and 32,896 shares beneficially owned by the Lyla Kate Colby 2014 Trust. Mr. Colby is the trustee for each of the foregoing trusts.
(9) The shares of Class A common stock are owned directly by Mark Colby.
(10) The shares of Class A common stock are held by WPEP. Wildcat Capital Management, LLC ("Wildcat"), is the investment manager of WPEP. As Managing Director - Head of Public Equities and Chief Economist at Wildcat, Mr. McConnon may be deemed to beneficially own the shares, however, Mr. McConnon disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that he is the beneficial owner of such shares.
(11) Based on a Schedule 13G Amendment filed by Kayne Anderson Rudnick Investment Management, LLC on February 14, 2023. According to the Schedule 13G, Kayne Anderson Rudnick Investment Management, LLC has sole voting power, shared voting power, sole dispositive power, and shared dispositive power over 563,352, 2,061,354, 623,762, and 2,061,354 shares of Class A common stock, respectively.
(12) Based on a Schedule 13G filed by The Vanguard Group on February 9, 2023. According to the Schedule 13G, The Vanguard Group has shared voting power, sole dispositive power and shared dispositive power over 29,457, 1,755,554, 46,265 shares of Class A common stock, respectively.
(13) Based on a Schedule 13G Amendment filed by Virtus Equity Trust on February 14, 2023. According to the Schedule 13G, Virtus Equity Trust on behalf of Virtus KAR Small Cap Growth Fund has shared voting power and dispositive power over 1,492,968 shares of Class A common stock.
(14) Based on a Schedule 13G/A filed by Virtus Investment Advisers, Inc. on February 14, 2023. According to the Schedule 13G/A, Virtus Investment Advisers, Inc. has shared voting power and dispositive power over 2,061,354 shares of Class A common stock.
(15) Based on a Schedule 13G/A filed by BlackRock, Inc. on February 7, 2023. According to the Schedule 13G/A, BlackRock, Inc. has sole dispositive power and voting power over 1,420,831 and 1,375,544 shares of Class A common stock, respectively.
(16) Based on a Schedule 13G filed by Wasatch Advisors LP on February 10, 2023. According to the Schedule 13G, Wasatch Advisors LP has sole dispositive power and voting power over 2,545,292 shares of Class A common stock.
(17) Based on a Schedule 13G filed by Capital World Investors on February 13, 2023. According to the Schedule 13G, Capital World Investors has sole dispositive power and voting power over 1,688,000 shares of Class A common stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the reports referenced above that were furnished to the Company and written representations that no other reports were required during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except with respect to one late Form 5 filed by Mark E. Jones with respect to a gift of 1,000 shares of Class A common stock.

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Goosehead shareholders may be householding our proxy materials. A single proxy statement and annual report may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, householding will continue until you are notified otherwise or until you notify your broker or Goosehead that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Goosehead Insurance, 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262 or (3) contact our Investor Relations department by telephone at (214) 838-5145 or email at ir@goosehead.com. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker. In addition, Goosehead will deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report promptly to any shareholder at a shared address to which a single copy of the documents was delivered.

Other Matters
As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the shareholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports
Our Annual Report (which is not a part of our proxy soliciting materials) will be mailed with this Proxy Statement to those shareholders that request and receive a copy of the proxy materials in the mail. Shareholders that received the Notice of Internet Availability of Materials can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https://ir.gooseheadinsurance.com/ and at the SEC’s website at www.sec.gov. Please note that the information on our or the SEC’s website is not part of, or incorporated by reference in, this Proxy Statement.

Upon written request by a Goosehead shareholder, we will mail without charge a copy of our Annual Report, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report. Exhibits to the Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to our General Counsel, Goosehead Insurance, 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262.